SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1

(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. 3)

SQUARE, INC.

(Name of Issuer)

CLASS A COMMON STOCK

(Title of Class of Securities)

852234103

(CUSIP Number)

December 31, 2018

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

(Continued on following pages)

Page 1 of 11 Pages

CUSIP No. 852234103	Schedule 13G	Page 2 of 13

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. VENTURE 2010 FUND, L.P. (“USV 2010”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 11,119,288
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 11,119,288

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,119,288
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.5%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 308,397,662 shares of Class A common stock outstanding as of November 2, 2018, as reported in the Issuer’s 10-Q filed with the Securities and Exchange Commission on November 7, 2018.

CUSIP No. 852234103	Schedule 13G	Page 3 of 13

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. VENTURE 2010 PARTNERS FUND, L.P. (“USV 2010 PTRS”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 246,616
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 246,616

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 246,616
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 308,397,662 shares of Class A common stock outstanding as of November 2, 2018, as reported in the Issuer’s 10-Q filed with the Securities and Exchange Commission on November 7, 2018.

CUSIP No. 852234103	Schedule 13G	Page 4 of 13

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. VENTURE 2010 PARTNERS FUND (Q), L.P. (“USV 2010 Q”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,216,744
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,216,744

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,216,744
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 308,397,662 shares of Class A common stock outstanding as of November 2, 2018, as reported in the Issuer’s 10-Q filed with the Securities and Exchange Commission on November 7, 2018.

CUSIP No. 852234103	Schedule 13G	Page 5 of 13

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. VENTURE 2010-SEED FUND, L.P. (“USV 2010 – SEED”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 719,981
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 719,981

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 719,981
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 308,397,662 shares of Class A common stock outstanding as of November 2, 2018, as reported in the Issuer’s 10-Q filed with the Securities and Exchange Commission on November 7, 2018.

CUSIP No. 852234103	Schedule 13G	Page 6 of 13

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. GROWTH FUND IV, LP (“USGF IV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 858,081
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 858,081

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 858,081
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 308,397,662 shares of Class A common stock outstanding as of November 2, 2018, as reported in the Issuer’s 10-Q filed with the Securities and Exchange Commission on November 7, 2018.

CUSIP No. 852234103	Schedule 13G	Page 7 of 13

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL USGF PRINCIPALS FUND IV, LP (“USGF PRIN IV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 35,657
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 35,657

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 35,657
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 308,397,662 shares of Class A common stock outstanding as of November 2, 2018, as reported in the Issuer’s 10-Q filed with the Securities and Exchange Commission on November 7, 2018.

CUSIP No. 852234103	Schedule 13G	Page 8 of 13

1	NAME OF REPORTING PERSON SC U.S. VENTURE 2010 MANAGEMENT, L.P. (“USV 2010 MGMT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

SHARED VOTING POWER

13,302,629 shares of which 11,119,288 shares of Class B common stock are directly held by USV 2010, 246,616 shares of Class B common stock are directly held by USV 2010 PTRS, 1,216,744 shares of Class B common stock are directly held by USV 2010 Q and 719,981 shares of Class A common stock are directly held by USV 2010-SEED. USV 2010 MGMT is the General Partner of USV 2010, USV 2010 PTRS, USV 2010 Q and USV 2010-SEED.

	7	SOLE DISPOSITIVE POWER 0
	8

SHARED DISPOSITIVE POWER

13,302,629 shares of which 11,119,288 shares of Class B common stock are directly held by USV 2010, 246,616 shares of Class B common stock are directly held by USV 2010 PTRS, 1,216,744 shares of Class B common stock are directly held by USV 2010 Q and 719,981 shares of Class A common stock are directly held by USV 2010-SEED. USV 2010 MGMT is the General Partner of USV 2010, USV 2010 PTRS, USV 2010 Q and USV 2010-SEED.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,302,629
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.1%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 308,397,662 shares of Class A common stock outstanding as of November 2, 2018, as reported in the Issuer’s 10-Q filed with the Securities and Exchange Commission on November 7, 2018.

CUSIP No. 852234103	Schedule 13G	Page 9 of 13

1	NAME OF REPORTING PERSON SCGF IV MANAGEMENT. L.P. (“SCGF IV MGMT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

SHARED VOTING POWER

893,738 shares of which 858,081 shares of Class A common stock are directly held by USGF IV and 35,657 shares of Class A common stock are directly held by USGF PRIN IV. SCGF IV MGMT is the General Partner of each of USGF IV and USGF PRIN IV.

	7	SOLE DISPOSITIVE POWER 0
	8

SHARED DISPOSITIVE POWER

893,738 shares of which 858,081 shares of Class A common stock are directly held by USGF IV and 35,657 shares of Class A common stock are directly held by USGF PRIN IV. SCGF IV MGMT is the General Partner of each of USGF IV and USGF PRIN IV.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 893,738
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 308,397,662 shares of Class A common stock outstanding as of November 2, 2018, as reported in the Issuer’s 10-Q filed with the Securities and Exchange Commission on November 7, 2018.

CUSIP No. 852234103	Schedule 13G	Page 10 of 13

1	NAME OF REPORTING PERSON SC US (TTGP), LTD. (“SC US TTGP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

SHARED VOTING POWER

14,196,367 shares of which 11,119,288 shares of Class B common stock are directly held by USV 2010, 246,616 shares of Class B common stock are directly held by USV 2010 PTRS, 1,216,744 shares of Class B common stock are directly held by USV 2010 Q, 719,981 shares of Class A common stock are directly held by USV 2010-SEED, 858,081 shares of Class A common stock are directly held by USGF IV and 35,657 shares of Class A common stock are directly held by USGF PRIN IV. SC US TTGP is the General Partner of each of USV 2010 MGMT and SCGF IV MGMT. USV 2010 MGMT is the General Partner of each of USV 2010, USV 2010 PTRS, USV 2010 Q and USV 2010-SEED. SCGF IV MGMT is the General Partner of each of USGF IV and USGF PRIN IV.

	7	SOLE DISPOSITIVE POWER 0
	8

SHARED DISPOSITIVE POWER

14,196,367 shares of which 11,119,288 shares of Class B common stock are directly held by USV 2010, 246,616 shares of Class B common stock are directly held by USV 2010 PTRS, 1,216,744 shares of Class B common stock are directly held by USV 2010 Q, 719,981 shares of Class A common stock are directly held by USV 2010-SEED, 858,081 shares of Class A common stock are directly held by USGF IV and 35,657 shares of Class A common stock are directly held by USGF PRIN IV. SC US TTGP is the General Partner of each of USV 2010 MGMT and SCGF IV MGMT. USV 2010 MGMT is the General Partner of each of USV 2010, USV 2010 PTRS, USV 2010 Q and USV 2010-SEED. SCGF IV MGMT is the General Partner of each of USGF IV and USGF PRIN IV.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,196,367
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.4%[1]
12	TYPE OF REPORTING PERSON OO

[1]

Based on a total of 308,397,662 shares of Class A common stock outstanding as of November 2, 2018, as reported in the Issuer’s 10-Q filed with the Securities and Exchange Commission on November 7, 2018.

CUSIP No. 852234103	Schedule 13G	Page 11 of 13

ITEM 1.

(a) Name of Issuer: Square, Inc.

(b) Address of Issuer’s Principal Executive Offices:

1455 Market Street, Suite 600

San Francisco, CA 94103

ITEM 2.

(a) Name of Persons Filing:

Sequoia Capital U.S. Venture 2010 Fund, L.P.

Sequoia Capital U.S. Venture 2010 Partners Fund, L.P.

Sequoia Capital U.S. Venture 2010 Partners Fund (Q), L.P.

Sequoia Capital U.S. Venture 2010-Seed Fund, L.P.

Sequoia Capital U.S. Growth Fund IV, LP

Sequoia Capital USGF Principals Fund IV, LP

SC U.S. Venture 2010 Management, L.P.

SCGF IV Management. L.P.

SC US (TTGP), Ltd.

SC US TTGP is the General Partner of each of USV 2010 MGMT and SCGF IV MGMT. USV 2010 MGMT is the General Partner of each of USV 2010, USV 2010 PTRS, USV 2010 Q and USV 2010-SEED. SCGF IV MGMT is the General Partner of each of USGF IV and USGF PRIN IV.

(b) Address of Principal Business Office or, if none, Residence:

2800 Sand Hill Road, Suite 101

Menlo Park, CA 94025

(c) Citizenship:

SC US TTGP, USV 2010 MGMT, USV 2010, USV 2010 PTRS, USV 2010 Q, USV 2010-SEED, SCGF IV MGMT, USGF IV, USGF PRIN IV: Cayman Islands

(d) Title of Class of Securities: Common Stock

(e) CUSIP Number: 852234103

ITEM 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

ITEM 4. Ownership

SEE ROWS 5 THROUGH 11 OF COVER PAGES

CUSIP No. 852234103	Schedule 13G	Page 12 of 13

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. ☒

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

NOT APPLICABLE

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

NOT APPLICABLE

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

NOT APPLICABLE

ITEM 10. CERTIFICATION

NOT APPLICABLE

CUSIP No. 852234103	Schedule 13G	Page 13 of 13

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2019

Sequoia Capital U.S. Venture 2010 Fund, L.P.

Sequoia Capital U.S. Venture 2010 Partners Fund, L.P.

Sequoia Capital U.S. Venture 2010 Partners Fund (Q), L.P.

Sequoia Capital U.S. Venture 2010-Seed Fund, L.P.

	By:	SC U.S. Venture 2010 Management, L.P.
General Partner of each

	By:	SC US (TTGP), Ltd.
its General Partner

	By:	/s/ Douglas Leone
Douglas Leone, Managing Director

Sequoia Capital U.S. Growth Fund IV, LP
Sequoia Capital USGF Principals Fund IV, LP

By:	SCGF IV Management. L.P.
General Partner of each

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

SC U.S. Venture 2010 Management, L.P.

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

SCGF IV Management. L.P.

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

SC US (TTGP), Ltd.

By:	/s/ Douglas Leone
Douglas Leone, Managing Director